Exhibit 23.1


               Consent of Independent Certified Public Accountants

The Board of Directors
Premier National Bancorp, Inc.:

We consent to the incorporation by reference (in the Registration Statements listed below) of our report dated February 2, 1998 relating to the consolidated balance sheets of Progressive Bank, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Progressive Bank, Inc. and is incorporated by reference in Premier National Bancorp, Inc.'s Current Report on Form 8-K dated July 17, 1998:

         Form S-8 relating to the Employee Stock Option Plan of Hudson Chartered Bancorp, Inc. (File No. 33-71806)

         Post-Effective Amendment No. 3 to Form S-3 relating to the Dividend Reinvestment and Stock Purchase Plan of Hudson Chartered Bancorp, Inc. (File No. 33-48188)

         Post Effective Amendment No. 1 (on Form S-8) to Form S-4 relating to shares of Hudson Chartered Bancorp, Inc. Common Stock offered pursuant to the Fishkill National Corporation Incentive Stock Option Plan (File No. 33-79844)

         Post-Effective Amendment No. 2 (on Form S-3) to Form S-2 relating to the offering of shares of Hudson Chartered Bancorp, Inc. Common Stock by certain selling stockholders (File No. 33-48660)


/s/ KPMG Peat Marwick
July 17, 1998